Exhibit 99

NEWS RELEASE

THE LACLEDE GROUP

720 Olive Street, St. Louis, MO 63101

CONTACT: Richard N. Hargraves

(314) 342-0652

FOR IMMEDIATE RELEASE

May 25, 2004

The Laclede Group, Inc.

Prices Equity Offering

ST. LOUIS - MO — The Laclede Group, Inc. (NYSE: LG) priced an offering of 1,500,000 shares of common stock today at a price to the public of $26.80 per share. The Laclede Group also granted to the underwriters an option, exercisable within 30 days, to purchase up to an additional 225,000 shares to cover over-allotments.

The net proceeds will be used by The Laclede Group to make a capital contribution to its subsidiary, Laclede Gas Company, the proceeds of which will be used to repay short-term debt as described in the prospectus supplement referred to below.

The shares are being publicly offered by A.G. Edwards & Sons, Inc. and Edward D. Jones & Co., L.P. and co-managed by Stifel, Nicolaus & Company, Incorporated and RBC Capital Markets Corporation.

A registration statement relating to the shares of common stock being offered has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, MO 63103 or Edward D. Jones & Co., L.P., 12555 Manchester Road, St. Louis, MO 63131.

The Laclede Group, Inc. is an exempt public utility holding company. Its primary subsidiary — Laclede Gas Company — is the largest natural gas distribution utility in Missouri, serving more than 630,000 residential, commercial, and industrial customers in St. Louis and surrounding counties of eastern Missouri. Its primary non-regulated activities include SM&P Utility Resources, Inc., a major underground facilities locating and marking service business, headquartered in Carmel, Indiana, and Laclede Energy Resources, Inc., a natural gas marketing and management service company located in St. Louis, Missouri.

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